Exhibit 10.1

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) entered into of the last date signed below by and between Keith L. Barnes (“Stockholder”) and Verigy Ltd., a corporation organized under the laws of Singapore (the “Company”).

RECITALS

WHEREAS, the Company, Alisier Limited, a corporation organized under the laws of Singapore (“HoldCo”), LTX-Credence Corporation, a Massachusetts corporation (“LTX-Credence”) and certain other signatories (collectively, the “Parties”) have entered into an Agreement and Plan of Merger, dated as of November 17, 2010 (the “Merger Agreement”), pursuant to which the businesses of LTX-Credence and the Company will be combined (the “Transaction”). The Parties of the Merger Agreement intend that the Transaction will result in the Company and LTX-Credence both surviving as wholly-owned subsidiaries of HoldCo (the “Combined Transaction”). In the alternative, if certain requisite legal approvals can not be obtained, then the Transaction will be consummated with LTX-Credence surviving as a wholly-owned subsidiary of the Company (the “Merger”). Following the closing of either the Combined Transaction or the Merger, as applicable (the “Closing”), the ultimate parent entity, either HoldCo or the Company, shall be referred to herein as “Buyer”;

WHEREAS, Stockholder and the Company are parties to a Corrected Second Amended and Restated Severance Agreement dated March 3, 2010 (the “Severance Agreement”);

WHEREAS, Stockholder has a substantial interest in the Company as the holder of a significant number of shares of the Company’s capital stock;

WHEREAS, the Company and Stockholder mutually desire that the entire goodwill of the Company be transferred to Buyer as part of the Closing, and acknowledge that Buyer’s failure to receive the entire goodwill contemplated by the Closing would have the effect of reducing the value of the Company to Buyer;

WHEREAS, as an incentive for Stockholder to lead the Company through the successful transaction with the Parties to the Merger Agreement, and to preserve the value and goodwill of the business being acquired by Buyer after the Closing and to protect the trade secrets of the Company acquired by Buyer, the Merger Agreement contemplates, among other things, that Stockholder shall enter into this Agreement and that this Agreement shall become effective at the Effective Date (as defined in Section 1 below); and

WHEREAS, the Severance Agreement shall continue in effect except as expressly modified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Stockholder hereby agree as follows:

1. Effective Date. Subject to and contingent upon both the execution and delivery of the Merger Agreement and related documents by the Parties, and the successful transition by Stockholder from his current position as Chief Executive Officer and Chairman of the Company to the position of Chairman of Buyer, this Agreement shall be effective as of the date upon which the Merger Agreement is signed by the Parties thereto (the “Effective Date”).

2. Benefits. Supplementing any benefits that Stockholder may be entitled to under any arrangement with the Company, including, but not limited to, the Severance Agreement, Stockholder shall be eligible to receive the following, subject to his not breaching his obligations hereunder and under the Severance Agreement:

(a) Death. In the event that Stockholder dies prior to his contemplated employment termination date of December 31, 2010, the severance pay and benefits that would otherwise be payable and made to Stockholder upon a termination event set forth in Section 2.1 of the Severance Agreement shall be payable hereunder to the personal representative of Stockholder’s estate or to person(s) to whom such amounts may be transferred pursuant to Stockholder’s will or in accordance with applicable laws of descent or distribution (the “Estate”), with any such cash amounts payable in a lump sum within thirty (30) calendar days following Stockholder’s death.

(b) Cash Payments. Stockholder (or in the event of Stockholder’s death, his Estate) shall receive an aggregate amount of cash equal to $146,000, less applicable withholding taxes, paid in 24 equal monthly payments on the first of the month commencing January 1, 2011 and ending December 1, 2012, subject to, in all events, Section 5.6 of the Severance Agreement. In addition, with five (5) days after the closing date of the Merger, Stockholder shall receive a lump sum amount of cash equal to $125,000 less applicable withholding taxes.

(c) Extended Exercise Period of Stock Options. On December 31, 2010, all of Stockholder’s options to purchase Company common stock then-outstanding (the “Stock Options”) shall, to the extent outstanding and vested at the time of Stockholder’s termination of service, remain exercisable following Stockholder’s termination of service with the Company (or any parent or subsidiary thereof) until the maximum expiration date of each applicable Stock Option in accordance with each Stock Option’s original terms. For the avoidance of doubt, in no event will any Stock Option remain exercisable beyond the tenth (10th) anniversary of its original date of grant. Section 2(c) of this Agreement expressly amends Section 2.6(a) of the Severance Agreement with respect to the extended exercisability of the Stock Options.

(d) Adjustment of the Severance Agreement Change of Control Period. The first sentence of Section 3.1 of the Severance Agreement is expressly amended and replaced as follows:

“In the event Executive’s employment with the Company and its subsidiaries is involuntarily terminated at any time by the Company without Cause either (i) at the time of or within 24 months following the occurrence of a Change of Control, (ii) within twelve months prior to a Change of Control, whether or not such termination is at the request of an Acquiror, or (iii) at any time more than twelve months prior to a Change of Control that constitutes a “change in control” within the meaning of Section 409A if such termination is at the request of an Acquiror, then such termination of employment will be a Termination Event and the Company shall pay Executive the compensation and benefits described in this Article III in the manner and at the time described in Section 3.3, subject to Executive complying with his/her obligations described in Sections 5.4 and 5.5 of this Agreement.”

3. Noncompetition. During the period commencing on the Effective Date and ending on December 31, 2012 (the “Non-Competition Period”), Stockholder shall not (other than in connection with any services to Buyer or any subsidiary thereof, including, but not limited to LTX-Credence and/or the Company, or their respective successors or assigns), without the prior written consent of Buyer, directly or indirectly:

(a) engage, anywhere in the Restricted Territory (as defined below), in any business (including research and development), operations, activities and/or services that are related to any design, development, implementation, sale, marketing, promotion, supply, distribution or resale, in any form, of advanced test systems and solutions for the semiconductor industry, or provides the products and services of the Company, Buyer, LTX-Credence, or any affiliates of any of the foregoing, as such exist as of the Closing Date, as such term is defined in the Merger Agreement, (a “Competing Business Purpose”). For avoidance of doubt, a “Competing Business Purpose” shall not include any business (including research and development), operations, activities and/or services entered into by Company, Buyer, LTX-Credence, or any affiliates of any of the foregoing after the Closing Date;

(b) be or become an officer, director, stockholder, owner, affiliate, co-owner, partner, trustee, employee, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, person, entity or business that engages or participates in a Competing Business Purpose in the Restricted Territory; or

(c) contact, solicit or communicate with the Company’s (or its successor’s) customers in connection with a Competing Business Purpose;

provided, however, that nothing in this Agreement shall prevent or restrict Stockholder from any of the following: (i) owning as a passive investment less than one percent (1%) of the outstanding shares of the capital stock of a corporation (whether public or private) that is engaged in a Competing Business and Stockholder is not otherwise associated with such corporation; (ii) performing speaking engagements and receiving honoraria in connection with such engagements; (iii) being employed by any government agency, college, university or other non-profit research organization; (iv) owning a passive equity interest in a private debt or equity investment fund in which the Stockholder does not have the ability to control or exercise any managerial influence over such fund; or (v) any activity consented to in a prior writing by Buyer.

“Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company (or its successor) or any of its subsidiaries or affiliates is currently engaged, or currently plans to engage in a Competing Business Purpose.

4. Nonsolicitation. Stockholder further agrees that Stockholder shall not during the period commencing on the Closing Date and ending on the twenty-four (24)-month anniversary of the Closing Date (the “Non-Solicitation Period”), directly or indirectly, without the prior written consent of Buyer:

(a) personally or through others, solicit or attempt to solicit (on Stockholder’s own behalf or on behalf of any other Person (as defined in the Merger Agreement)) any employee of the Company (or its successor), or any subsidiary of Buyer or the Company (or its successor), or their respective successors or assigns, to leave his or her employment with the Company (or its successor), or any subsidiary of the Company or any of their respective successors or assigns;

(b) personally or by personally directing others, induce, attempt to induce, solicit or attempt to solicit (on Stockholder’s own behalf or on behalf of any other Person), any employee of the Company (or its successor), or any subsidiary of the Company (or its successor) to engage in any activity in which Stockholder would, under the provisions of Section 3 hereof, be prohibited from engaging.

Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company (or its successor) or any subsidiary of the Company (or its successor) or their respective successors or assigns, shall not be deemed to be a breach of this Section 4.

5. Severability of Covenants. The covenants contained in Section 3 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 3 hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then Buyer, the Company (or its successor) and Stockholder agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 3 or Section 4 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then Buyer, the Company (or its successor) and Stockholder agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

6. Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and Buyer, the Company (or its successor) or any subsidiary of Buyer or the Company (or its successor), on the other.

7. Stockholder Acknowledgement. Stockholder acknowledges that (i) Stockholder has a substantial interest in the Company, is an officer, significant Stockholder, key employee, and a key member of the management of the Company; (ii) the goodwill associated with the existing business, customers and assets of the Company prior to the Closing is an integral component of the value of the Company to Buyer and is reflected in the consideration payable to Stockholder in connection with the Closing, and (iii) Stockholder’s agreement as set forth herein is necessary to preserve the value of the Company for Buyer following the Closing. Stockholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company (or its successor), LTX-Credence (or its successor) and Buyer are engaged in a highly competitive industry, (B) Stockholder has had unique access to the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, and (C) Stockholder believes that this Agreement provides no more protection than is reasonably necessary to protect Buyer’s legitimate interest in the goodwill, trade secrets and confidential information of the Company.

8. Injunctive Relief; Other Relief. The remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Stockholder of this Agreement, Buyer and/or the Company (or its successor), shall be entitled to an injunction restraining Stockholder from breaching or otherwise violating any provision of this Agreement. Nothing herein contained shall be construed as prohibiting Buyer and/or the Company (or its successor) from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Stockholder. In any event, and notwithstanding any other provisions of this Agreement, in the event Stockholder breaches his obligations under this Agreement or under the Severance Agreement, then (i) all payments not yet made under Sections 2(a) or 2(b) hereof shall not be made and the Company’s obligation to make such payments shall terminate, and (ii) the extended stock option exercise period set forth in section 2(c) hereof shall automatically be rescinded and become without further force and effect. Notwithstanding the foregoing, the Company may not take the actions provided in this prior sentence unless (a) Stockholder has first been provided (i) notice of any such breach, (ii) a reasonable opportunity to cure (if such breach is curable), and (iii) a reasonable opportunity to present to the board of directors of the Company (during which presentation Stockholder may, in his sole discretion, be accompanied by counsel), and (b) the board of directors of the Company has thereafter in good faith determined such breach has occurred and not been satisfactorily cured.

9. Non-Exclusivity. The rights and remedies of Buyer and/or the Company (or its successor) hereunder are not exclusive of or limited by any other rights or remedies that Buyer and/or the Company (or its successor) hereunder may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Buyer and/or the Company (or its successor) hereunder, and the obligations and liabilities of Stockholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Stockholder’s obligations or the rights of Buyer (or any affiliate of Buyer) and the Company (or its successor) under the terms of any other agreement between Stockholder and Buyer (or any affiliate of Buyer) and/or the Company (or its successor).

10. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address:

(a)	if to the Company (or its successor) or HoldCo, to:

Verigy Ltd.

10100 North Tantau Avenue

Cupertino, CA 95014

Attention:     General Counsel

(b)	if to Stockholder, to the address for notice set forth on Stockholder’s signature page hereto, with a copy (which shall not constitute notice) to:

[Counsel]

Attention:
Telephone No.:

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

11. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

12. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13. Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning this Agreement (including, without limitation, the enforcement hereof and the rights and duties of the parties hereunder), the party prevailing shall be entitled, in addition to such other relief as may be granted, such party’s attorneys’ fees and expenses in connection with such litigation, arbitration or other proceeding.

14. Acknowledgment. Stockholder acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his own attorney who is not counsel to the Company, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

15. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

16. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

17. Entire Agreement. This Agreement, and the other agreements referred to herein, set forth the entire understanding of Stockholder and the Company (or its successor) relating to the subject matter hereof and supersedes all prior agreements and understandings between any of such parties relating to the subject matter hereof. For the avoidance of doubt any Stockholder employment and/or severance arrangement with the Company, including, but not limited to, the Severance Agreement shall continue in full force and effect except as expressly amended hereby.

18. Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company (or its successor) and Stockholder.

19. Assignment. This Agreement and all obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Buyer (or any subsidiary thereof) and the Company (or any successor) may assign its rights under this Agreement to any entity in connection with any merger or sale or transfer of all or substantially all of Buyer and/or the Company’s (or its successor’s) assets.

20. Binding Nature. Subject to Section 19, this Agreement will be binding upon Stockholder and Stockholder’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Buyer and/or the Company and its successors and assigns.

21. Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

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In witness whereof, the undersigned have executed this Agreement on the dates set forth below.

“STOCKHOLDER”	By:	/s/ Keith L. Barnes
	Print Name:	Keith L. Barnes
Address:

Date: November 17, 2010

“COMPANY”	a corporation organized under the laws of Singapore

/s/ Margo M. Smith
Margo M. Smith
Vice President & General Counsel

Date: November 17, 2010